The information in this preliminary prospectus supplement is not complete and may be changed without notice. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell securities or a solicitation to buy these securities in any jurisdiction where the offering is not permitted.

As filed pursuant to Rule 424(b)(2)
Registration No. 333-183150

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED NOVEMBER 21, 2014

Prospectus Supplement

November     , 2014

(To Prospectus Dated August 8, 2012)

€

        % Notes due 2025

We are offering €             of our         % Notes due 2025. We will pay interest on the notes annually in arrears on                      of each year, beginning             , 2015. The notes will mature on             , 2025. We may redeem some or all of the notes at any time before maturity at the applicable redemption price described under the caption “Description of the Notes—Optional Redemption.” In addition, the notes may be redeemed in whole but not in part, at any time at our option, in the event of certain developments affecting United States taxation as described under the heading “Description of the Notes—Redemption Upon Tax Event.” There is no sinking fund for the notes.

Investing in the notes involves risk. See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013.

	Per Note		Total
Public offering price(1)		%	€
Underwriting fee		%	€
Proceeds, before expenses, to Praxair(1)		%	€

(1)	Plus accrued interest, if any, from , 2014 if settlement occurs after that date.

We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. We expect trading in the notes on the New York Stock Exchange to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V. as operator of the Euroclear System, on or about December     , 2014.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	Deutsche Bank	HSBC

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized any other person to provide you with any information other than that contained or incorporated by reference in this prospectus or in any free-writing prospectus prepared by or on behalf of us to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date.

The notes are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” in this prospectus supplement.

References to “we,” “us,” “our,” the “Company,” and “Praxair” are to Praxair, Inc. and its subsidiaries unless the context otherwise requires. References in this prospectus supplement and the accompanying prospectus to “$” and “dollars” are to the currency of the United States. References to “€” and “euro” in this prospectus supplement and the accompanying prospectus are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with generally accepted accounting principles in the United States.

In connection with the issue of the notes, Deutsche Bank AG, London Branch (the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) may overallot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or overallotment must be conducted by the Stabilizing Manager (or person(s) acting on behalf of the Stabilizing Manager) in accordance with all applicable laws and rules. See “Underwriting.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC and our common stock is listed on the New York Stock Exchange under the symbol “PX.” Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms.

The SEC allows us to “incorporate by reference” the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities covered by this prospectus supplement and the accompanying prospectus, provided that information furnished and not filed by us under any item of any Current Report on Form 8-K including the related exhibits is not incorporated by reference.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Form 10-K”).

•	The information responsive to Part III of Form 10-K for the fiscal year ended December 31, 2013 provided in our Proxy Statement on Schedule 14A filed on March 12, 2014.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

•	Current Reports on Form 8-K filed on January 29, 2014 (Item 8.01 only), March 5, 2014, March 11, 2014, April 25, 2014, May 1, 2014, July 1, 2014, October 16, 2014 and October 31, 2014.

You may request a copy of these documents at no cost by writing or telephoning us at the following address:

Praxair, Inc.

39 Old Ridgebury Road

Danbury, Connecticut 06810-5113

Attn: Assistant Corporate Secretary

Telephone: (203) 837-2000.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of changes in pension plan liabilities; the impact of tax, environmental, healthcare and other legislation and government regulation in jurisdictions in which the Company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; the impact of information technology system failures, network disruptions and breaches in data security; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. Additionally, financial projections or estimates exclude the impact of special items which the Company believes are not indicative of ongoing business performance. The Company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the 2013 Form 10-K and contained in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, in each case, filed with the SEC, which should be reviewed carefully. Please consider the Company’s forward-looking statements in light of those risks.

THE COMPANY

Praxair was founded in 1907 and became an independent publicly traded company in 1992. Praxair was the first company in the United States to produce oxygen from air using a cryogenic process and continues to be a major technological innovator in the industrial gases industry.

Praxair is the largest industrial gas supplier in North and South America, is rapidly growing in Asia, and has strong, well-established businesses in Europe. Praxair’s primary products in its industrial gases business are atmospheric gases (oxygen, nitrogen, argon, rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene). The Company also designs, engineers and builds equipment that produces industrial gases primarily for internal use. The Company’s surface technologies segment, operated through Praxair Surface Technologies, Inc., supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders. Praxair’s sales were $11,925 million, $11,224 million, and $11,252 million for 2013, 2012, and 2011, respectively.

Praxair serves approximately 25 industries as diverse as healthcare, petroleum refining, computer-chip manufacturing, beverage carbonation, fiber-optics, steel making, aerospace, chemicals and water treatment. In 2013, 95% of sales were generated in four geographic segments (North America, Europe, South America and Asia) primarily from the sale of industrial gases, with the balance generated from the surface technologies segment. Praxair provides a competitive advantage to its customers by continuously developing new products and applications, which allow them to improve their productivity, energy efficiency and environmental performance.

The Company’s principal offices are located at 39 Old Ridgebury Road, Danbury, Connecticut 06810-5113 and its telephone number is (203) 837-2000.

USE OF PROCEEDS

We intend to use the net proceeds of this offering for general corporate purposes, including repayment of debt and share repurchases under our share repurchase program. Prior to their application, the net proceeds may be used to repay short term debt and/or invested in short term investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges. We did not have any preferred stock outstanding and did not pay or accrue preferred stock dividends during such periods.

	Nine Months Ended September 30, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges(a)	10.9	9.3	10.0	10.3	9.9	7.3

(a)	For the purpose of computing the ratio of earnings to fixed charges, earnings are comprised of income from continuing operations of consolidated subsidiaries before provision for income taxes and adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees, less capitalized interest, plus depreciation of capitalized interest, dividends from companies accounted for using the equity method, and fixed charges. Fixed charges are comprised of interest on long-term and short-term debt plus capitalized interest and rental expense representative of an interest factor.

DESCRIPTION OF THE NOTES

In this section entitled “Description of the Notes,” references to the “Company,” “Praxair,” “we,” “our,” or “us” refers to Praxair, Inc., as issuer of the notes and not to any of the subsidiaries of Praxair, Inc.

The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith supersedes, the description of the general terms and provisions of the senior debt securities included in the accompanying prospectus, to which description reference is hereby made.

The notes will be our unsecured general obligations, will be issued under an indenture dated as of July 15, 1992 between Praxair, Inc. and U.S. Bank National Association, as the ultimate successor trustee to Bank of America, Illinois, and will be issued only in book-entry form. The notes will mature on                     , 2025.

The notes will bear interest at the rate of         % per year. Interest on the notes will accrue from December     , 2014, or from the most recent date to which interest on the notes has been paid. Interest will be payable annually in arrears on                     , commencing on                     , 2015, to the persons in whose names the notes are registered at the close of business on the preceding                     . Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or December     , 2014 if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

We will issue the notes in registered form without coupons in euro denominations of €100,000 and whole multiples of €1,000 in excess thereof. The notes are subject to defeasance under the conditions described in the accompanying prospectus, including the condition that an opinion of counsel be delivered with respect to the absence of any tax effect of any such defeasance to holders of the notes.

Upon issuance, the notes will be represented by one or more global securities that will be deposited with a common depositary and will be registered in the nominee of the common depositary for the accounts of Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”). See “Description of Debt Securities—Book-Entry System—Global Clearance and Settlement” below.

We may from time to time without the consent of the holders of the notes create and issue further notes having the same terms and conditions as the notes so that the further issue would be consolidated and form a single series with the notes, provided that if any such additional notes are not fungible with the notes previously issued for United States federal income tax purposes, such additional notes will have separate Common Code and ISIN numbers.

As of September 30, 2014, approximately $7,575.0 million aggregate principal amount of dollar-denominated senior debt securities plus €600.0 million aggregate principal amount of euro-denominated senior debt securities (equivalent to $757.9 million at September 30, 2014) were outstanding under the indenture.

Optional Redemption

We may redeem the notes at our option, at any time in whole or from time to time in part. At least 20 days but not more than 60 days before a redemption date, we shall mail a notice of redemption by first-class mail to each holder of registered notes.

The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of:

(1) the principal amount of the notes being redeemed plus accrued and unpaid interest to the redemption date; or

(2) the sum of the present values of the principal amount of the notes, together with the scheduled annual payments of interest (exclusive of interest to the redemption date) from the redemption date to the maturity date of the notes, in each case discounted to the redemption date on an ACTUAL/ACTUAL (ICMA) day count basis at the applicable Comparable Government Bond Rate (as defined below), plus                     basis points, plus accrued and unpaid interest on the principal amount of the notes to the redemption date.

In any case, the principal amount of a note remaining outstanding after a redemption in part shall be €100,000 or an integral multiple of €1,000 in excess thereof. Once notice of redemption is given, the notes called for redemption become due and payable on the redemption date at the redemption price stated in the notice.

There is no sinking fund for the notes.

“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay additional amounts as are necessary in order that the net payment by us of principal of and interest on the notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or similar governmental charge (each, a “tax”) imposed by the United States, will not be less than the amount which would have been received by such holder in respect of such payments in the absence of such withholding or deduction; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1) to any tax to the extent such tax is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, partner, member or shareholder of the holder if the holder is an estate, nominee, trust, partnership, limited liability company or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b) having or having had any other connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

(c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any amended or successor provision; or

(e) being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2) to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to any tax to the extent such tax would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or other information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from, or reduction of, such tax;

(4) to any tax that is imposed otherwise than by withholding by us or a paying agent from the payment;

(5) to any estate, inheritance, gift, sales, value added, excise, transfer, wealth, gains, personal property tax or similar tax;

(6) to any withholding or deduction required to be made pursuant to any European Union directive on the taxation of savings, or any similar directive of any jurisdiction outside of the European Union, or any law implementing or complying with, or introduced in order to conform to any such directive;

(7) to any tax required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

(8) to any tax to the extent such tax would not have been imposed but for the presentation by the holder or beneficial owner of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9) to any tax to the extent such tax is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the notes in the ordinary course of its lending business or (ii) that is neither (A) buying the notes for investment purposes only nor (B) buying the notes for resale to a third-party that either is not a bank or holding the notes for investment purposes only;

(10) to any tax imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or other official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code;

(11) to any backup withholding imposed pursuant to Section 3406 of the Code (or any amended or successor provision);

(12) to any tax imposed pursuant to Section 871(h)(6) or 881(c)(6) of the Code (or any amended or successor provisions); or

(13) in the case of any combination of items in the clauses above.

Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax imposed by any government or any political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption Upon Tax Event,” the term “United States” means the United States of America, any state thereof or the District of Columbia, and the term “United States person” means any person that is, for U.S. federal income tax purposes, an individual who is a citizen or resident of the United States, a corporation, partnership or other entity organized under the laws of the United States, an estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) it has a valid election is in place under applicable Treasury regulations to be treated as a domestic trust.

Neither the trustee nor paying agent shall be responsible for determining whether and how much additional amounts are due and shall exclusively rely on our certification as to the foregoing.

Redemption Upon Tax Event

If, as a result of any change in, or amendment to, any laws (which includes, for the avoidance of doubt, any treaties), or any regulations or rulings promulgated thereunder, of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the application, administration or interpretation of any such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay any additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the notes, then we may at any time at our option redeem, in whole but not in part, the notes on not less than 10 nor more than 60 days prior notice given by us to the holders, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those notes to, but not including, the date fixed for redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the notice of redemption shall not be given earlier than 90 days before the earliest date on which we would be obligated to pay such additional amounts if a payment in respect of the notes were then due.

Exchange Rates and Exchange Controls

An investment in the notes by a purchaser whose home currency is not the euro entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and the euro and the possibility of the imposition or modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and the demand for the relevant currencies. In recent years, rates of exchange between the euro and certain currencies have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of the euro against the holder’s home currency would result in a decrease in the effective yield of such note below its coupon rate and, in certain circumstances, could result in a loss to the holder.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture.

Applicable Law and Foreign Currency Judgments

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than dollars. For example, a judgment for money in an action based on the notes in many other United States federal or state courts ordinarily would be enforced in the United States only in dollars. The date used to determine the rate of conversion of euro into dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Defaults and Remedies

Clause 1 of the definition of “event of default” under the caption “Description of the Debt Securities—Defaults and Remedies” in the accompanying prospectus is revised and applicable to the notes offered hereby as follows:

“the Company defaults in any payment of interest on any of the notes when the same becomes due and payable and the default continues for a period of 30 days.”

Book-Entry System

Global Clearance and Settlement

The notes will be issued in the form of one or more global notes (the “Global Notes”) in fully registered form, without coupons, and will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary, for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the Global Notes.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.

Beneficial interests in the Global Notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Global Clearance and Settlement

Clearstream has advised that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with the Euroclear Operator (as defined below) to facilitate the settlement of trades between the nominees of Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant, either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear

Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the Global Notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Global Notes for all purposes under the indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the Global Notes will be made to Euroclear, Clearstream, such nominee or such common depositary, as the case may be, as registered holder thereof. None of us, the trustee, the paying agent, any underwriter or any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”)) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal, premium, if any, and interest with respect to the Global Notes will be credited in euro to the extent received by Euroclear or Clearstream from the paying agent to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can act only on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Initial Settlement

We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in global registered form.

You should be aware that investors will be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Paying Agent

Payments (including principal, premium and interest) and transfers with respect to notes in certificated form may be executed at the office or agency maintained for such purpose in London (initially the corporate trust office of the Paying Agent) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the notes (maintained by the Registrar), provided that all payments (including principal, premium and interest) on notes in certificated form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.

The paying agent for the notes will initially be Elavon Financial Services Limited, UK Branch (the “Paying Agent”), an affiliate of the trustee.

If we maintain a paying agent in a European Union member state, then we will ensure that, to the extent permitted by law, we maintain a paying agent in a European Union member state that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 (each, a “Directive”) or any law implementing or complying with, or introduced in order to conform to, such Directive (including the Directive the Council of the European Union adopted on 24 March, 2014).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the provisions of the Code, the United States Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with our statements and conclusions.

This summary deals only with beneficial owners of notes that purchase their notes in this offering at the “issue price” (the first price at which a substantial amount of the notes is sold to investors for cash, not including sales to underwriters, bond houses, brokers or similar persons or organizations) and that will hold the notes as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular beneficial owners in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as banks and other financial institutions, individual retirement and other tax-deferred accounts, tax exempt entities, S corporations, partnerships or other pass through entities for United States federal income tax purposes or investors in such entities, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, dealers or traders in securities or currencies, former citizens or residents of the United States, United States Holders (as defined below) that hold their notes through non-United States brokers or other non-United States intermediaries, controlled foreign corporations, and passive foreign investment companies. This summary also does not discuss notes held as part of a hedge, straddle, synthetic security or conversion transaction, or situations in which the “functional currency” of a United States Holder (as defined below) is not the U.S. dollar. This summary does not address any United States federal tax consequences other than United States federal income tax consequences (such as estate or gift tax consequences), the Medicare tax on certain investment income, alternative minimum tax consequences, or any state, local or non-United States tax consequences.

In the case of a beneficial owner of notes that is classified as a partnership for United States federal income tax purposes, the tax treatment of the notes to a partner of the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership considering an investment in the notes, then you should consult your tax advisors.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of notes should consult their tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under any other United States federal tax laws or the laws of any state, local or non-United States taxing jurisdiction or under any applicable tax treaty.

United States Holders

The following is a summary of certain United States federal income tax considerations if you are a United States Holder. For purposes of this discussion, the term “United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) it has a valid election is in place under applicable Treasury regulations to be treated as a domestic trust.

Payment of Stated Interest

Subject to the foreign currency rules discussed below, stated interest on a note will be included in the gross income of a United States Holder as ordinary income at the time such interest is accrued or received, in accordance with the holder’s regular method of accounting for United States federal income tax purposes.

A United States Holder that uses the cash-method of accounting for United States federal income tax purposes will be required to include in income, as ordinary income, the U.S. dollar value of the euro payment received (determined by translating the euro received based on the spot rate in effect on the date the payment is received), regardless of whether the payment is in fact converted into U.S. dollars. A cash-method United States Holder will not recognize any foreign currency exchange gain or loss with respect to the receipt of such stated interest, but may recognize exchange gain or loss attributable to the actual disposition of the euro so received.

A United States Holder that uses the accrual-method of accounting for United States federal income tax purposes will be required to include in income, as ordinary income, for each taxable year the U.S. dollar value of the amount of interest income in euro that has accrued with respect to the note during such taxable year. In general, the U.S. dollar value of such accrued interest income will be determined by translating such income at the average spot rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average spot rate of exchange for the partial period within the applicable taxable year. However, a United States Holder may elect to translate such accrued interest income into U.S. dollars using the spot rate of exchange on the last day of the interest accrual period or, with respect to an accrual period that spans two taxable years, using the spot rate of exchange on the last day of the portion of the accrual period within the applicable taxable year. Alternatively, if the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a United States Holder may translate such interest income at the spot rate of exchange on the date of receipt. The above election must be applied consistently to all debt obligations held by the United States Holder from year to year and may not be changed without the consent of the IRS.

A United States Holder that uses the accrual-method of accounting for United States federal income tax purposes will recognize foreign currency exchange gain or loss upon receipt of a stated interest payment (including, upon the sale or other taxable disposition of a note, amounts attributable to accrued but unpaid stated interest) in an amount equal to the difference, if any, between the U.S. dollar value of the euro payment received (translated at the spot rate in effect on the date such payment is received) and the U.S. dollar value of the stated interest income such United States Holder previously included in income with respect to such payment, regardless of whether the payment is in fact converted to U.S. dollars at such time.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Subject to the foreign currency rules discussed below, upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a United States Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount realized upon such disposition (less any amounts attributable to accrued and unpaid stated interest, which will be taxable as interest income as described in “—Payments of Stated Interest” to the extent not previously so taxed) and (ii) the United States Holder’s adjusted tax basis in the note.

A United States Holder’s adjusted tax basis in a note generally will equal the U.S. dollar cost of the note to such United States Holder. If a United States Holder uses foreign currency to purchase a note, the cost of the note generally will be the U.S. dollar value of the foreign currency paid for such note, determined at the spot rate at the time of purchase. If a note is sold, exchanged, redeemed, retired or otherwise disposed of in a taxable transaction for euro the amount realized generally will be the U.S. dollar value of such euro received based on the spot rate in effect on the date of such sale, exchange, redemption, retirement or other taxable disposition. However, if a United States Holder is a cash-method taxpayer (or an electing accrual basis United States Holder) and the notes are considered to be traded on an established securities market for tax purposes, the amount realized generally will be the U.S. dollar value of such euro received on the spot rate in effect on the settlement date of the sale. An election made by an accrual basis United States Holder must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. An accrual-method United States Holder that does not make the foregoing election will recognize foreign currency exchange gain or loss (taxable as ordinary income or loss) if there are exchange rate fluctuations between the disposition date and the settlement date.

Subject to the discussion below regarding foreign currency exchange gain or loss, any gain or loss recognized upon the sale, exchange, redemption, retirement or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if the United States Holder has held the note for more than one year. In general, long-term capital gains of a non-corporate United States Holder are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

A portion of any gain or loss with respect to the “principal amount” of a note may be treated as foreign currency exchange gain or loss. Any foreign currency exchange gain or loss will be treated as ordinary income or loss. For these purposes, the principal amount of the note is a United States Holder’s purchase price for the note calculated in euro on the date of purchase, and the amount of foreign currency exchange gain or loss recognized is equal to the difference, if any, between (i) the U.S. dollar value of the principal amount determined at the spot rate in effect on the date of the sale, exchange, redemption, retirement or other taxable disposition of the note (or possibly, in the case of a cash basis or electing accrual basis United States Holder, on the settlement date of such disposition if the note is considered to be traded on an established securities market for tax purposes) and (ii) the U.S. dollar value of the principal amount determined at the spot rate on the date such United States Holder purchased the note. The amount of any exchange gain or loss recognized will be limited to the amount of overall gain or loss recognized on the disposition of the note.

Exchange Gain or Loss with Respect to Foreign Currency

On a sale or other taxable disposition of euro, a United States Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of any other property, received the such United States Holder in such disposition and (ii) the United States Holder’s tax basis in the euro. A United States Holder will have a tax basis in any euro received on a note (whether received as stated interest or on a sale or other taxable disposition) equal to the U.S. dollar value thereof at the spot rate in effect on the date the euro are received.

Any gain or loss realized by a United States Holder on a sale or other disposition of the foreign currency, including its exchange for U.S. dollars, will be ordinary income or loss.

Reportable Transactions

Treasury regulations meant to require the reporting of certain tax shelter transactions cover certain transactions generally not regarded as tax shelters, including, in certain circumstances, a sale, exchange, redemption, retirement or other taxable disposition of a note denominated in a foreign currency or euro received in respect of such a note, if such disposition results in a tax loss in excess of a threshold amount. United States Holders should consult their tax advisors to determine the tax return disclosure obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement) as part of their U.S. federal income tax returns.

Information Reporting and Backup Withholding

In general, certain information must be reported to the IRS with respect to payments of stated interest on a note, and payments of the proceeds of the sale, exchange, redemption, retirement or other taxable disposition of a note, unless a United States Holder is an exempt recipient (such as a corporation). The payor (which may be us or an intermediate payor) will be required to impose backup withholding with respect to the foregoing amounts if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a prior notified payee underreporting described in section 3406(c) of the Code, or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN, that it is a United States person and that the IRS has not notified it that it is subject to backup withholding under the Code.

United States federal backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-United States Holders

The following is a summary of certain United States federal income tax considerations if you are a non-United States Holder. The term “non-United States Holder” means a beneficial owner of a note that is, for United States federal income tax purposes, an individual, corporation, estate or trust and is not a United States Holder.

Payment of Interest

Subject to the discussion of backup withholding below, interest (including any additional amounts paid in respect of any tax withheld) paid on a note to a non-United States Holder that is not effectively connected with the non-United States Holder’s conduct of a trade or business in the United States will be exempt from United States federal income and withholding tax under the “portfolio interest exemption,” provided that (i) the non-United States Holder does not, actually or constructively, own stock possessing 10% or more of the total voting power of our outstanding stock, (ii) the non-United States Holder is not a controlled foreign corporation related to us, actually or constructively, (iii) the non-United States Holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business and (iv) either (a) the non-United States Holder provides to the applicable withholding agent an IRS Form W-8BEN or W-8BEN-E (or other applicable form), signed under penalties of perjury, that includes its name and address and that certifies its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business on behalf of the non-United States Holder provides a statement to the applicable withholding agent under penalties of perjury on which it certifies that an applicable IRS Form W-8BEN or W-8BEN-E (or other applicable form) has been received by it from the non-United States Holder or a qualifying intermediary and furnishes a copy to the applicable withholding agent. This certification requirement may be satisfied with other documentary evidence in the case of a note held in an offshore account or through certain foreign intermediaries.

If a non-United States Holder cannot satisfy the requirements of the portfolio interest exemption described above, then payments of interest made to such non-United States Holder generally will be subject to United States federal withholding tax at the rate of 30%, unless either (i) the non-United States Holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from or reduction of the withholding tax under the benefit of an applicable income tax treaty or (ii) the interest is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States and the non-United States Holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI.

If a non-United States Holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the non-United States Holder will be subject to United States federal income tax on such interest on a net income basis in generally the same manner as a United

States person as defined under the Code, unless an applicable income tax treaty provides otherwise. A non-United States Holder that is treated as a foreign corporation for United States federal income tax purposes may also be subject to a branch profits tax at a 30% rate (or lower applicable treaty rate) on its effectively connected earnings and profits, subject to adjustments.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding below, a non-United States Holder generally will not be subject to United States federal income or withholding tax on any gain realized on a sale, exchange, redemption, retirement or other taxable disposition of a note (other than any amount representing accrued but unpaid interest on the note, which will be treated as interest and in certain cases will be subject to the rules discussed above under “—Non-United States Holders—Payment of Interest”) unless:

•	the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•	the gain is effectively connected with the conduct of a trade or business in the United States by the non-United States Holder.

If a non-United States Holder is described in the first bullet point above, such non-United States Holder generally will be subject to United States federal income tax at a flat rate of 30% (unless a lower treaty rate applies) on such non-United States Holder’s gain from the disposition, which may be offset by certain United States-source capital losses. If a non-United States Holder is described in the second bullet point above, the non-United States Holder will be subject to United States federal income tax on such gain on a net income basis in generally the same manner as a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. A non-United States Holder that is treated as a foreign corporation for United States federal income tax purposes may also be subject to a branch profits tax at a 30% rate (or lower applicable treaty rate) on its effectively connected earnings and profits, subject to adjustments.

Information Reporting and Backup Withholding

The amount of interest paid on the notes to a non-United States Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-United States Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the non-United States Holder is resident.

If a non-United States Holder has certified its non-U.S. status (usually by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise established an exemption, the non-United States Holder generally will not be subject to backup withholding with respect to interest payments on, or the proceeds from the disposition (including a retirement or redemption) of, a note.

United States federal backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Pursuant to Sections 1471 through 1474 of the Code (“FATCA”), a 30% U.S. federal withholding tax will be imposed on payments of interest on notes and, for a sale or other taxable disposition (including a retirement or a redemption) of notes occurring after December 31, 2016, payments of gross proceeds from such disposition made to (i) a foreign financial institution (whether such foreign financial institution is the beneficial owner or an intermediary), unless such foreign financial institution complies with the requirements imposed by FATCA to collect and report substantial information regarding such institution’s U.S. account holders and meets certain other specified requirements and (ii) a non-financial foreign entity (whether such non-financial foreign entity is the beneficial owner or an intermediary), unless such entity certifies that it does not have any “substantial United States owners” or provides certain information regarding the entity’s “substantial United States owners” and such entity meets certain other specified requirements. Non-United States Holders should consult their tax advisors regarding FATCA and whether it may be relevant to their purchase, ownership or disposition of the notes.

EUROPEAN UNION SAVINGS DIRECTIVE AND OTHER SIMILAR DIRECTIVES

Under European Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”), member states are required to provide to the tax authorities of another member state details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other member state or to certain limited types of entities established in that other member state. However, for a transitional period, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-European Union countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland). In addition, the member states have entered into reciprocal provision of information arrangements or transitional withholding arrangements with certain dependent or associated territories in relation to payments made by a person in a member state to, or collected by such a person for, an individual resident in one of those territories.

In April 2013, the Luxembourg Government announced its intention to abolish the withholding system with effect from 1 January 2015, in favour of automatic information exchange under the Directive. On 24 March, 2014, the Council of the European Union adopted a Directive amending the Savings Directive which, when implemented, will amend and broaden the scope of the requirements above. The EU member states will have until 1 January, 2016 to adopt national legislation to comply with this amending Directive.

If a payment were to be made or collected through a European Union member state which has opted for a withholding system under the Savings Directive, or by a jurisdiction outside of the European Union (such as Switzerland) under a similar regime, and an amount of, or in respect of, tax were to be withheld from that payment, neither we nor any paying agent nor any other person would be obliged to pay additional amounts with respect to any note as a result of the imposition of such withholding tax.

If we maintain a paying agent in a European Union member state, we will ensure that, to the extent permitted by law, we maintain a paying agent in a European Union member state that is not obliged to withhold or deduct tax pursuant to the Savings Directive or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income (each, a “Directive”) or any law implementing or complying with, or introduced in order to conform to, such Directive (including the Directive the Council of the European Union adopted on 24 March, 2014).

UNDERWRITING

Under the terms and subject to the conditions set forth in an underwriting agreement dated the date hereof, each underwriter named below has agreed to purchase, and we have agreed to sell to it, severally, the principal amount of notes set forth opposite its name below:

Underwriters	Principal Amount of Notes
Citigroup Global Markets Limited	€
Deutsche Bank AG, London Branch
HSBC Bank plc
Merrill Lynch International

Total	€

The underwriting agreement provides that the obligation of the several underwriters to pay for and accept delivery of the notes is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are committed to purchase all of the notes if any are purchased.

The underwriters propose to offer the notes initially to the public at the public offering price shown on the cover page hereof. After the initial offering of the notes, the underwriters may change the offering price and other selling terms.

We estimate that our expenses for this offering will be approximately $1,000,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The notes are a new issue of securities with no established trading market. We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. We expect trading in the notes on the New York Stock Exchange to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the issue of the notes, Deutsche Bank AG, London Branch (the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) may overallot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or overallotment must be conducted by the Stabilizing Manager (or person(s) acting on behalf of the Stabilizing Manager) in accordance with all applicable laws and rules.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time.

We expect that delivery of the notes will be made to investors on or about December      , 2014, which will be the          business day following the date of this prospectus supplement (such settlement being referred to as “T+    ”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+    , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and/or their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. Certain of the underwriters and/or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In particular, certain of the underwriter or their affiliates are agents and/or lenders under our or our subsidiaries’ credit facilities. In each case, we pay customary fees as compensation for these roles.

Selling Restrictions

Any underwriter that is not a broker-dealer registered with the SEC will make sales of the notes in the United States only through one or more SEC-registered broker-dealers in compliance with applicable securities laws and the rules of the Financial Industry Regulatory Authority, Inc., or FINRA.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, or the relevant implementation date, it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the joint book-running managers for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require a prospectus to be published pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, the expression “Prospectus Directive” means European Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in the relevant member state and the expression “2010 PD Amending Directive” means European Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

•

it has communicated or caused to be communicated and will communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, or the FSMA, of the United Kingdom) received by it in connection with the issue or sale of the notes only in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the NuCO2 Inc. and Dominion Technology Gases Investment Limited businesses the registrant acquired as of December 31, 2013, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

PRAXAIR, INC.

Common Stock

Preferred Stock

and

Debt Securities

We may offer, from time to time, in one or more series:

•	shares of our common stock;

•	shares of our preferred stock;

•	unsecured senior debt securities; and

•	unsecured subordinated debt securities.

The securities:

•	will be offered at prices and on terms to be set forth in one or more prospectus supplements;

•	may be denominated in U.S. dollars or in other currencies or currency units;

•	may be offered separately or together with other securities as units, or in separate series;

•	may be issued upon conversion of, or in exchange for, other securities; and

•	may be listed on a national securities exchange, if specified in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “PX”.

Investing in these securities involves risk. See “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities may be sold from time to time directly, through agents or through underwriters and/or dealers. If any agent of the issuer or any underwriter is involved in the sale of the securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the accompanying prospectus supplement.

This prospectus may not be used unless accompanied by a prospectus supplement.

The date of this prospectus is August 8, 2012.

Prospectus

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement filed with the United States Securities and Exchange Commission, or the SEC, by us. By using a shelf registration statement, we may sell an unlimited aggregate principal amount of any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

References to “we,” “us,” “our,” the “Company” and “Praxair” are to Praxair, Inc. and its subsidiaries unless the context requires otherwise.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the documents incorporated herein by reference) contains and any prospectus supplement (including the documents incorporated therein by reference) will contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of changes in pension plan liabilities; the impact of tax, environmental, healthcare and other legislation and government regulation in jurisdictions in which the Company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; the impact of information technology system failures, network disruptions and breaches in data security; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The Company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the Company’s Form 10-Q for the fiscal quarter ended June 30, 2012 filed with the SEC which should be reviewed carefully. Please consider the Company’s forward-looking statements in light of those risks. The Company is under no duty and does not intend to update any of the forward-looking statements after the date of this prospectus or to conform our prior statements to actual results.

THE COMPANY

Praxair was founded in 1907 and became an independent publicly traded company in 1992. Praxair was the first company in the United States to produce oxygen from air using a cryogenic process and continues to be a major technological innovator in the industrial gases industry.

Praxair is the largest industrial gas supplier in North and South America, is rapidly growing in Asia, and has strong, well-established businesses in Europe. Praxair’s primary products in its industrial gases business are atmospheric gases (oxygen, nitrogen, argon, rare gases) and process gases (carbon dioxide, helium, hydrogen, electronic gases, specialty gases, acetylene). The Company also designs, engineers and builds equipment that produces industrial gases for internal use and external sale. The Company’s surface technologies segment, operated through Praxair Surface Technologies, Inc., supplies wear-resistant and high-temperature corrosion-resistant metallic and ceramic coatings and powders. Praxair’s sales were $11,252 million, $10,116 million, and $8,956 million for 2011, 2010, and 2009, respectively. For the six-month periods ended June 30, 2012 and 2011, sales for the Company were $5,651 million and $5,560 million, respectively.

Praxair serves approximately 25 industries as diverse as healthcare and petroleum refining; computer-chip manufacturing and beverage carbonation; fiber-optics and steel making; and aerospace, chemicals and water treatment. In 2011, 94% of sales were generated in four geographic segments (North America, Europe, South America and Asia) primarily from the sale of industrial gases with the balance generated from the surface technologies segment. Praxair provides a competitive advantage to its customers by continuously developing new products and applications, which allow them to improve their productivity, energy efficiency and environmental performance.

The Company’s principal offices are located at 39 Old Ridgebury Road in Danbury, Connecticut 06810-5113 and our telephone number is (203) 837-2000.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other SEC filings filed after such annual report. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

Except as otherwise described in the applicable prospectus supplement, we will use the net proceeds from the sale or sales of our securities for general corporate purposes, which may include, without limitation, the repayment of outstanding indebtedness, repurchases of our common stock, working capital increases, capital expenditures and acquisitions. Prior to their application, the proceeds may be invested in short-term investments. Reference is made to our financial statements incorporated by reference herein for a description of the terms of our outstanding indebtedness.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Under the Restated Certificate of Incorporation of the Company the total number of shares of all classes of stock that the Company has authority to issue is 825,000,000, of which 25,000,000 may be shares of preferred stock, par value $.01 per share, and 800,000,000 may be shares of common stock, par value $.01 per share. As of June 30, 2012, 382,968,729 shares of our common stock were issued (of which 298,171,508 shares were outstanding and 84,797,221 shares were held in treasury).

Common Stock

Holders of the Company’s common stock are entitled to receive ratably dividends, if any, subject to the prior rights of holders of outstanding shares of preferred stock, as are declared by the board of directors of the Company out of the funds legally available for the payment of dividends. Except as otherwise provided by law, each holder of common stock is entitled to one vote per share of common stock on each matter submitted to a vote of a meeting of stockholders. The common stock does not have cumulative voting rights in the election of directors.

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after all liabilities and liquidation preference, if any, of preferred stock have been paid in full, the holders of the Company’s common stock are entitled to receive any remaining assets of the Company.

The Company’s common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

The Company is authorized to issue additional shares of common stock without further stockholder approval (except as may be required by applicable law or stock exchange regulations). With respect to the issuance of common shares of any additional series, the board of directors of the Company is authorized to determine, without any further action by the holders of the Company’s common stock, the dividend rights, dividend rate, conversion rights, voting rights and rights and terms of redemption, as well as the number of shares constituting such series and the designation thereof. Should the board of directors of the Company elect to exercise its authority, the rights and privileges of holders of the Company’s common stock could be made subject to rights and privileges of any such other series of common stock. The Company has no present plans to issue any common stock of a series other than the Company’s common stock currently issued and outstanding.

The transfer agent and registrar for the shares of our common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572.

Preferred Stock

The Company’s board of directors may issue up to 25,000,000 shares of preferred stock in one or more series and, subject to the Delaware corporation law, may:

•	fix the rights, preferences, privileges and restrictions of the preferred stock;

•	fix the number of shares and designation of any series of preferred stock; and

•	increase or decrease the number of shares of any series of preferred stock but not below the number of outstanding shares.

The Company’s board of directors has the power to issue our preferred stock with voting and conversion rights that could negatively affect the voting power or other rights of our common stockholders, and the board of directors could take that action without stockholder approval. The issuance of our preferred stock could delay or prevent a change in control of the Company.

At June 30, 2012, no shares of our preferred stock were outstanding.

If the Company offers any series of preferred stock, whether separately, or together with, or upon the conversion of, or in exchange for, other securities, certain terms of that series of preferred stock will be described in the applicable prospectus supplement, including, without limitation, the following:

•	the designation;

•	the number of authorized shares of the series in question;

•	voting rights, if any;

•	the dividend rate, period and/or payment dates or method of calculation;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of the Company’s affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior to or on parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

•	the terms and conditions, if any, upon which the preferred stock will be convertible into or exchangeable for other securities;

•	any redemption provisions;

•	any sinking fund provisions; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

No Preemptive Rights

No holder of any stock of any class of the Company has any preemptive right to subscribe for any securities of any kind or class.

DESCRIPTION OF DEBT SECURITIES

Senior Debt Securities may be issued either separately, or together with, or upon the conversion of, or in exchange for, other securities, from time to time in one or more series, under an Indenture dated July 15, 1992 (the “Senior Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Senior Trustee”), which is an exhibit to the Registration Statement of which this prospectus is a part.

Subordinated Debt Securities may be issued either separately, or together with, or upon the conversion of, or in exchange for, other securities, from time to time in series under an indenture (the “Subordinated Indenture”) between the Company and a trustee to be identified in the related prospectus supplement (the “Subordinated Trustee”). The Subordinated Indenture is an exhibit to the Registration Statement of which this prospectus is a part. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the “Indentures,” and the Senior Trustee and the Subordinated Trustee are sometimes referred to collectively as the “Debt Trustees.” The following statements under this caption are summaries of certain provisions contained or, in the case of the Subordinated Indenture, to be contained in the Indentures, do not purport to be complete and are qualified in their entirety by reference to the Indentures, including the definitions therein of certain terms. Capitalized terms used herein and not defined shall have the meanings assigned to them in the related Indenture. The particular terms of the Debt Securities and any variations from such general provisions applicable to any series of Debt Securities will be set forth in the prospectus supplement applicable to such series.

The Debt Securities will be obligations exclusively of Praxair, Inc. Our subsidiaries have no obligation to pay any amounts due on the Debt Securities or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any.

At June 30, 2012, approximately $5,775 million aggregate principal amount of Senior Debt Securities were outstanding under the Senior Indenture and there were no Subordinated Debt Securities outstanding under the Subordinated Indenture.

General

Each Indenture provides or, in the case of the Subordinated Indenture, will provide for the issuance of Debt Securities in one or more series with the same or various maturities. Neither Indenture limits the amount of Debt Securities that can be issued thereunder and each provides that the Debt Securities may be issued in series up to the aggregate principal amount which may be authorized from time to time by the Company. Unless otherwise provided, a series may be reopened for issuance of additional debt securities of such series. The Debt Securities will be unsecured.

Reference is made to the prospectus supplement for the following terms, if applicable, of the Debt Securities offered thereby:

(1) the designation, aggregate principal amount, currency or composite currency and denominations;

(2) the price at which such Debt Securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest;

(3) the maturity date and other dates, if any, on which principal will be payable;

(4) the interest rate (which may be fixed or variable), if any;

(5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

(6) the manner of paying principal or interest;

(7) the place or places where principal and interest will be payable;

(8) the terms of any mandatory or optional redemption by the Company;

(9) the terms, if any, upon which the debt securities may be convertible into or exchangeable for other securities;

(10) the terms of any redemption at the option of holders;

(11) whether such Debt Securities are to be issuable as registered Debt Securities, bearer Debt Securities, or both, and whether and upon what terms any registered Debt Securities may be exchanged for bearer Debt Securities and vice versa;

(12) whether such Debt Securities are to be represented in whole or in part by a Debt Security in global form and, if so, the identity of the depositary for any global Debt Security;

(13) any tax indemnity provisions;

(14) if the Debt Securities provide that payments of principal or interest may be made in a currency other than that in which Debt Securities are denominated, the manner for determining such payments;

(15) the portion of principal payable upon acceleration of a Discounted Debt Security (as defined below);

(16) whether and upon what terms Debt Securities may be defeased;

(17) any events of default or restrictive covenants in addition to or in lieu of those set forth in the Indentures;

(18) provisions for electronic issuance of Debt Securities or for Debt Securities in uncertificated form; and

(19) any additional provisions or other special terms not inconsistent with the provisions of the Indentures, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Debt Securities.

If the principal of, premium, if any, or interest on Debt Securities of any series are payable in a foreign or composite currency, any material risks relating to an investment in such Debt Securities will be described in the prospectus supplement relating to that series. If an index formula or other method is used for determining amounts of principal or interest, the prospectus supplement relating to the indexed securities will also describe any additional tax consequences or other special considerations applicable to this type of debt securities.

Debt Securities of any series may be issued as registered Debt Securities, bearer Debt Securities or uncertificated Debt securities, as specified in the terms of the series. Unless otherwise indicated in the applicable prospectus supplement, registered Debt Securities will be issued in denominations of $1,000 and whole multiples thereof and bearer Debt Securities will be issued in denominations of $5,000 and whole multiples thereof. The Debt Securities of a series may be issued in whole or in part in the form of one or more global Debt Securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to the series. Unless otherwise indicated in the prospectus supplement relating to a series, the terms of the depositary arrangement with respect to any Debt Securities of a series specified in the prospectus supplement as being represented by global Debt Securities will be as set forth below under “Global Debt Securities.”

In connection with its original issuance, no bearer Debt Security will be offered, sold, resold, or mailed or otherwise delivered to any location in the United States and a bearer Debt Security in definitive form may be delivered in connection with its original issuance only if the person entitled to receive the bearer Debt Security furnishes certification as described in United States Treasury regulation section 1.163-5(c)(2)(i)(D)(3). If there is a change in the relevant provisions or interpretation of United States laws, the foregoing restrictions will not apply to a series if the Company determines that such provisions no longer apply to the series or that failure to so comply would not have an adverse tax effect on the Company or on holders or cause the series to be treated as “registration-required” obligations under United States law.

For purposes of this prospectus, unless otherwise indicated, “United States” means the United States of America (including the States and the District of Columbia), its territories and possessions and all other areas subject to its jurisdiction. “United States person” means a citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States or a political subdivision thereof or any estate or trust the income of which is subject to United States federal income taxation regardless of its source. Any special United States federal income tax considerations applicable to bearer Debt Securities will be described in the prospectus supplement relating thereto.

To the extent set forth in the applicable prospectus supplement, except in special circumstances set forth in the applicable Indenture, principal and interest on bearer Debt Securities will be payable only upon surrender of bearer Debt Securities and coupons at a paying agency of the Company located outside of the United States. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, the Company will maintain a paying agent outside the United States to which the bearer Debt Securities and coupons may be presented for payment and will provide the necessary funds therefor to the paying agent upon reasonable notice.

Registration of transfer of registered Debt Securities may be requested upon surrender thereof at any agency of the Company maintained for that purpose and upon fulfillment of all other requirements of the agent. Bearer Debt Securities and the coupons related thereto will be transferable by delivery.

Debt Securities may be issued under the Indentures as Discounted Debt Securities to be offered and sold at a discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the applicable prospectus supplement relating to such Discounted Debt Securities. “Discounted Debt Security” means a Debt Security where the amount of principal due upon acceleration is less than the stated principal amount.

We may issue debt securities other than debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under the Indentures. Thus, any other debt securities that we issue may be issued under other indentures or documentation, containing provisions different from those included in the Indentures or applicable to one or more issues of debt securities described in this prospectus.

Ranking of Debt Securities

The Senior Debt Securities will be unsecured and will rank on a parity with other unsecured and unsubordinated debt of the Company.

The obligations of the Company pursuant to any Subordinated Debt Securities will be subordinate in right of payment to all Senior Indebtedness of the Company. “Senior Indebtedness” of the Company is defined to mean the principal of (and premium, if any) and interest on (a) any and all indebtedness and obligations of the Company (including indebtedness of others guaranteed by the Company) other than the Subordinated Debt Securities, whether or not contingent and whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, which (i) are for money borrowed; (ii) are evidenced by any bond, note, debenture or similar instrument; (iii) represent the unpaid balance on the purchase price of any property, business, or asset of any kind; (iv) are obligations of the Company as lessee under any and all leases of property, equipment or other assets required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; (v) are reimbursement obligations of the Company with respect to letters of credit; or (vi) are obligations of the Company with respect to interest rate swap obligations and foreign exchange agreements; and (b) any deferrals, amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of the types referred to above; provided that Senior Indebtedness shall not include (i) the Subordinated Debt Securities; (ii) any indebtedness or obligation of the Company which, by its express terms or the express terms of the instrument creating or evidencing it, is not superior in right of payment to the Subordinated Debt Securities; or (iii) any indebtedness or obligation incurred by the Company in connection with the purchase of assets, materials or services in the ordinary course of business and which constitutes a trade payable.

The Subordinated Indenture will not contain any limitation on the amount of Senior Indebtedness which may be hereafter incurred by the Company.

The Subordinated Indenture will provide that where notice of certain defaults in respect of Senior Indebtedness has been given to the Company, no payment with respect to the principal of or interest on the Subordinated Debt Securities will be made by the Company unless and until such default has been cured or waived. Upon any payment or distribution of the Company’s assets to creditors of the Company in a liquidation or dissolution of the Company, or in a reorganization, bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, whether voluntary or involuntary, the holders of Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of or premium, if any, or interest on the Subordinated Debt Securities. By reason of such subordination, in the event of insolvency of the Company, holders of Senior Indebtedness of the Company may receive more, ratably, and holders of the Subordinated Debt Securities may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any event of default in respect of the Subordinated Debt Securities.

Certain Covenants

The Senior Indenture contains, among others, the covenants summarized below, which will be applicable (unless waived or amended) so long as any of the Senior Debt Securities are outstanding, unless otherwise stated in the applicable prospectus supplement.

The Debt Securities will not be secured by any properties or assets and will represent unsecured debt of the Company. Because secured debt ranks ahead of unsecured debt with respect to the assets securing such secured debt, the limitation on liens and the limitation on sale-leaseback transactions place some restrictions on the Company’s ability to incur additional secured debt or its equivalent when the asset securing the debt is a material manufacturing facility in the United States. The limitations are subject to a number of qualifications and exceptions described below. There can be no assurance that a facility subject to the limitations at any time will continue to be subject to those limitations at a later time.

The limited covenants in the Indentures do not limit the Company’s ability to incur unsecured debt, to make dividends or other distributions or repurchase shares or make investments. In addition, although the Indentures contain limitations on our ability to incur secured debt and our restricted subsidiaries’ ability to incur debt, such limitations are subject to significant exceptions. The Debt Securities will be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. Furthermore, the Indentures do not provide protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, mergers, refinancings or recapitalizations that could substantially affect our ownership, capital structure and the value of the Debt Securities.

Definitions

“Attributable Debt” for a lease means, as of the date of determination, the present value of net rent for the remaining term of the lease. Rent shall be discounted to present value at a discount rate that is compounded semi-annually. The discount rate shall be 10% per annum or, if the Company elects, the discount rate shall be equal to the weighted average Yield to Maturity of the Senior Debt Securities under the Senior Indenture. Such average shall be weighted by the principal amount of the Senior Debt Securities of each series or, in the case of Discounted Senior Debt Securities, the amount of principal that would be due as of the date of determination if payment of the Senior Debt Securities were accelerated on that date.

Rent is the lesser of (a) rent for the remaining term of the lease assuming it is not terminated or (b) rent from the date of determination until the first possible termination date plus the termination payment then due, if any. The remaining term of a lease includes any period for which the lease has been extended. Rent does not include (1) amounts due for maintenance, repairs, utilities, insurance, taxes, assessments and similar charges or (2) contingent rent, such as that based on sales. Rent may be reduced by the discounted present value of the rent that any sublessee must pay from the date of determination for all or part of the same property. If the net rent on a lease is not definitely determinable, the Company may estimate it in any reasonable manner.

“Consolidated Net Tangible Assets” means total assets less (a) total current liabilities (excluding short-term Debt and payments due within one year on long-term Debt) and (b) goodwill, as reflected in the Company’s most recent consolidated balance sheet preceding the date of a determination under clause (9) of the “Limitation on Liens” covenant of the Senior Indenture.

“Debt” means any debt for borrowed money or any guarantee of such a debt.

“Lien” means any mortgage, pledge, security interest or lien.

“Long-Term Debt” means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee’s consent to a date more than 12 months after the date the Debt was created.

“Principal Property” means (i) any manufacturing facility, whether now or hereafter owned, located in the United States (excluding territories and possessions), except any such facility that in the opinion of the board of directors of the Company or any authorized committee of the board is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries, and (ii) any shares of stock of a Restricted Subsidiary.

At December 31, 2011, our Principal Properties were our production facilities in Northern Indiana (air separation/hydrogen/carbon dioxide), Houston, Texas (air separation) and Detroit, Michigan (air separation/hydrogen), and, to the extent owned by us, Gulf Coast (hydrogen/carbon monoxide) and Louisiana (hydrogen/carbon monoxide).

“Restricted Subsidiary” means a Wholly-Owned Subsidiary that has substantially all of its assets located in the United States (excluding territories or possessions) or Puerto Rico and owns a Principal Property.

“Sale-Leaseback Transaction” means an arrangement pursuant to which the Company or a Restricted Subsidiary now owns or hereafter acquires a Principal Property, transfers it to a person, and leases it back from the person.

“Subsidiary” means a corporation a majority of whose Voting Stock is owned by the Company or a Subsidiary.

“Voting Stock” means capital stock having voting power under ordinary circumstances to elect directors.

“Wholly-Owned Subsidiary” means a corporation all of whose Voting Stock is owned by the Company or a Wholly-Owned Subsidiary, the accounts of which are consolidated with those of the Company in its consolidated financial statements.

“Yield to Maturity” means the yield to maturity on a Security at the time of its issuance or at the most recent determination of interest on the Security.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, incur a Lien on Principal Property to secure a Debt unless:

1. the Lien equally and ratably secures the Senior Debt Securities and the Debt. The Lien may equally and ratably secure the Senior Debt Securities and any other obligation of the Company or a Subsidiary. The Lien may not secure an obligation of the Company that is subordinated to the Senior Debt Securities;

2. the Lien secures Debt incurred to finance all or some of the purchase price or the cost of construction or improvement of property of the Company or a Restricted Subsidiary. The Lien may not extend to any other Principal Property owned by the Company or a Restricted Subsidiary at the time the Lien is incurred. However, in the case of any construction or improvement, the Lien may extend to unimproved real property used for the construction or improvement. The Debt secured by the Lien may not be incurred more than one year after the later of the (a) acquisition, (b) completion of construction or improvement or (c) commencement of full operation, of the property subject to the Lien;

3. the Lien is on property of a corporation at the time the corporation merges into or consolidates with the Company or a Restricted Subsidiary;

4. the Lien is on property at the time the Company or a Restricted Subsidiary acquires the property;

5. the Lien is on property of a corporation at the time the corporation becomes a Restricted Subsidiary;

6. the Lien secures Debt of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

7. the Lien is in favor of a government or governmental entity and secures (a) payments pursuant to a contract or statute or (b) Debt incurred to finance all or some of the purchase price or cost of construction or improvement of the property subject to the Lien;

8. the Lien extends, renews or replaces in whole or in part a Lien (“existing Lien”) permitted by any of clauses (1) through (7). The Lien may not extend beyond (a) the property subject to the existing Lien and (b) improvements and construction on such property. However, the Lien may extend to property that at the time is not a Principal Property. The Debt secured by the Lien may not exceed the Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien was incurred under clause (1) or (6); or

9. the Debt plus all other Debt secured by Liens on Principal Property at the time does not exceed 10% of Consolidated Net Tangible Assets. However, the following Debt shall be excluded from all other Debt in the determination: (a) Debt secured by a Lien permitted by any of clauses (1) through (8) and (b) Debt secured by a Lien incurred prior to the date of the Senior Indenture that would have been permitted by any of those clauses if the Senior Indenture had been in effect at the time the Lien was incurred. Attributable Debt for any lease permitted by clause (4) of the “Limitation on Sale and Leaseback” covenant of the Senior Indenture must be included in the determination and treated as Debt secured by a Lien on Principal Property not otherwise permitted by any of clauses (1) through (8).

In general, clause (9) above, sometimes called a “basket” clause, permits Liens to be incurred that are not permitted by any of the exceptions enumerated in clauses (1) through (8) above if the Debt secured by all such additional Liens does not exceed 10% of Consolidated Net Tangible Assets at the time.

At June 30, 2012, Consolidated Net Tangible Assets were approximately $12,641 million. At that date, additional Liens securing Debt equal to 10% of that amount could have been incurred under clause (9).

Limitation on Sale and Leaseback

The Company will not, and will not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction unless:

1. the lease has a term of three years or less;

2. the lease is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

3. the Company or a Restricted Subsidiary under clauses (2) through (8) of the “Limitation on Liens” covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease;

4. the Company or a Restricted Subsidiary under clause (9) of the “Limitation on Liens” covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease; or

5. the Company or a Restricted Subsidiary within 180 days of the effective date of the lease retires Long-Term Debt of the Company or a Restricted Subsidiary at least equal in amount to the Attributable Debt for the lease. A Debt is retired when it is paid or cancelled. However, the Company or a Restricted Subsidiary may not receive credit for retirement of: Debt of the Company that is subordinated to the Senior Debt Securities; or Debt, if paid in cash, that is owned by the Company or a Restricted Subsidiary.

In clauses (3) and (4) above, Sale-Leaseback Transactions and Liens are treated as equivalents. Thus, if the Company or a Restricted Subsidiary could create a Lien on a property, it may enter into a Sale-Leaseback Transaction to the same extent.

Limitation on Debt of Restricted Subsidiaries

The Company will not permit any Restricted Subsidiary to incur any Debt unless:

1. such Restricted Subsidiary could create Debt secured by Liens in accordance with the “Limitation on Liens” covenant in an amount equal to such Debt, without equally and ratably securing the Senior Debt Securities;

2. the Debt is owed to the Company or another Restricted Subsidiary;

3. the Debt is Debt of a corporation at the time the corporation becomes a Restricted Subsidiary;

4. the Debt is Debt of a corporation at the time the corporation merges into or consolidates with a Restricted Subsidiary or at the time of a sale, lease or other disposition of its properties as an entirety or substantially as an entirety to a Restricted Subsidiary;

5. the Debt is incurred to finance all or some of the purchase price or the cost of construction or improvement of property of the Restricted Subsidiary. The Debt may not be incurred more than one year after the later of the (a) acquisition, (b) completion of construction or improvement or (c) commencement of full operation, of the property;

6. the Debt is incurred for the purpose of extending, renewing or replacing in whole or in part Debt permitted by any of clauses (1) through (5); or

7. the Debt plus all other Debt of Restricted Subsidiaries at the time does not exceed 10% of Consolidated Net Tangible Assets. However, the following Debt shall be excluded from all other Debt in the determination: (a) Debt permitted by any of clauses (1) through (6) and (b) Debt incurred prior to the date of the Senior Indenture that would have been permitted by any of those clauses if the Senior Indenture had been in effect at the time the Debt was incurred.

Successor Obligor

The Indentures provide or, in the case of the Subordinated Indenture, will provide that the Company will not consolidate with or merge into, or transfer all or substantially all of its assets to, any person, unless (1) the person is organized under the laws of the United States or a State thereof; (2) the person assumes by supplemental indenture all the obligations of the Company under the applicable Indenture, the Debt Securities issued under such Indenture and any coupons pertaining thereto; (3) immediately after the transaction no default exists; and (4) if, as a result of the transaction, a Principal Property would become subject to a Lien not permitted by the “Limitation on Liens” covenant of the Senior Indenture, the Company or such person secures the Senior Debt Securities equally and ratably with or prior to all obligations secured by the Lien.

The successor will be substituted for the Company, and thereafter all obligations of the Company under the applicable Indenture, the Debt Securities issued under such Indenture and any coupons shall terminate.

Exchange of Securities

Registered Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent.

To the extent permitted by the terms of a series of Debt Securities authorized to be issued in registered form and bearer form, bearer Debt Securities may be exchanged for an equal aggregate principal amount of registered or bearer Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating thereto (except as may otherwise be provided in the Debt Securities) at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent. As of the date of this prospectus, it is expected that the terms of a series of Debt Securities will not permit registered Debt Securities to be exchanged for bearer Debt Securities.

Defaults and Remedies

An “event of default” with respect to any series of Debt Securities will occur if:

1. the Company defaults in any payment of interest on any Debt Securities of the series when the same becomes due and payable and the default continues for a period of 10 days;

2. the Company defaults in the payment of the principal of any Debt Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

3. the Company defaults in the performance of any of its other agreements applicable to the series and the default continues for 90 days after the notice specified below;

4. the Company pursuant to or within the meaning of any Bankruptcy Law:

•	commences a voluntary case,

•	consents to the entry of an order for relief against it in an involuntary case,

•	consents to the appointment of a custodian for it or for all or substantially all of its property, or

•	makes a general assignment for the benefit of its creditors;

5. a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

•	is for relief against the Company in an involuntary case,

•	appoints a custodian for the Company or for all or substantially all of its property, or

•	orders the liquidation of the Company;

and the order or decree remains unstayed and in effect for 60 days; or

6. any other event of default provided for in the series.

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term “custodian” means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

A default under clause (3) is not an event of default until the applicable Debt Trustee or the holders of at least 25% in principal amount of the series notify the Company of the default and the Company does not cure the default within the time specified after receipt of the notice. The applicable Debt Trustee may require indemnity satisfactory to it before it enforces the applicable Indenture or the Debt Securities of the series.

Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of the series may direct the applicable Debt Trustee in its exercise of any trust or power. A Debt Trustee may withhold from holders of the series notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest.

The Indentures do not have or, in the case of the Subordinated Indenture, will not have cross-default provisions. Thus, a default by the Company or a Subsidiary on any other debt would not constitute an event of default.

Amendments and Waivers

Unless the resolution establishing the terms of a series otherwise provides, the applicable Indenture and the Debt Securities or any coupons of the series may be amended, and any default may be waived as follows: The Debt Securities and the applicable Indenture may be amended with the written consent of the holders of a majority in principal amount of the Debt Securities of all series affected voting as one class. A default on a series may be waived with the consent of the holders of a majority in principal amount of the Debt Securities of the series. However, without the consent of each holder affected, no amendment or waiver may (1) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Debt Security, (3) change the fixed maturity of any Debt Security, (4) reduce the principal of any non-Discounted Debt Security or reduce the amount of principal of any Discounted Debt Security that would be due on acceleration thereof, (5) change the currency in which principal or interest on a Debt Security is payable, (6) waive any default in payment of interest on or principal of a Debt Security or (7) change certain provisions of the applicable Indenture regarding waiver of past defaults and amendments with the consent of holders other than to increase the principal amount of Debt Securities required to consent. Without the consent of any holder, the applicable Indenture, the Debt Securities or any coupons may be amended to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to holders in the event of a merger or consolidation requiring such assumption; to provide that specific provisions of the applicable Indenture not apply to a series of Debt Securities not previously issued; to create a series and establish its terms; to provide for a separate Debt Trustee for one or more series; or to make any change that does not materially adversely affect the rights of any holder.

Legal Defeasance and Covenant Defeasance

Debt Securities of a series may be defeased in accordance with their terms and, unless the resolution establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Debt Security, to replace destroyed, lost or stolen Debt Securities and coupons and to maintain agencies in respect of the Debt Securities) with respect to the Debt Securities of the series and any related coupons and the applicable Indenture (“legal defeasance”). The Company at any time may terminate as to a series its obligations with respect to the Debt Securities and coupons of the series under the covenants described under “Certain Covenants” (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an event of default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to the covenants described under “Certain Covenants.”

To exercise either option as to a series, the Company must deposit in trust (the “defeasance trust”) with the applicable Debt Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Debt Securities of the series to redemption or maturity and must comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition for Federal income tax purposes of any gain or loss to holders of the series. “U.S. Government Obligations” are direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer’s option, or certificates representing an ownership interest in such obligations.

Global Debt Securities

Global Debt Securities may be issued in registered, bearer or uncertificated form and in either temporary or permanent form. If Debt Securities of a series are to be issued as global Debt Securities, one or more global Debt Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Debt Securities of the series to be represented by such global Debt Security or Securities.

Ownership of beneficial interests in global Debt Securities will be limited to participants and to persons that have accounts with the depositary (“participants”) or persons that may hold interests through participants. Ownership interests in global Debt Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for such global Debt Securities (with respect to a participant’s interest) and records maintained by participants (with respect to interests of persons other than participants).

Unless otherwise indicated in a prospectus supplement, payment of principal of and any premium and interest on the book-entry Debt Securities represented by a global Debt Security will be made to the depositary or its nominee, as the case may be, as the sole registered owner and the sole holder of the book-entry Debt Securities represented thereby for all purposes under the applicable Indenture. Neither the Company or the applicable Debt Trustee, nor any agent of the Company or the applicable Debt Trustee, will have any responsibility or liability for any acts or omissions of the depositary for any records of the depositary relating to beneficial ownership interests in any global Debt Security for any transactions between a depositary and beneficial owners.

Upon receipt of any payment of principal of or any premium or interest on a global Debt Security, the depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Debt Security as shown on the records of the depositary. Payments by participants to owners of beneficial interests in global Debt Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of such participants.

Unless and until the global security is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the depository (or its nominee for such global security. If transferred in whole, the following types of transfer which are allowed for global securities: (1) the depositary may transfer the global security to a nominee of that depository, (2) a nominee of the depository may transfer the global security to the depository or another nominee of that depository or (3) the depository or any nominee of that depository may transfer the global security to a successor depositary or a nominee of that successor depositary. In addition, if (1) the depositary notifies the Company in writing that The Depository Trust Company (“DTC”) is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Debt Securities in definitive form under the applicable Indenture, then, upon surrender by the relevant global Debt Security holder of its global Debt Security, Debt Securities in such form will be issued to each person that such global Debt Security holder and DTC identifies as being the beneficial owner of the related Debt Securities. Any global Debt Security that is exchangeable pursuant to the two preceding sentences shall be exchangeable for Registered Debt Securities issuable in denominations of $2,000 and whole multiples of $1,000 in excess thereof and registered in such names as the depositary holding such global Debt Security shall direct. Subject to the foregoing, the global Debt Security is not exchangeable, except for a global Debt Security of like denomination to be registered in the name of the depositary or its nominee.

So long as the depositary for global Debt Securities of a series, or its nominee, is the registered owner of such global Debt Securities, such depositary or such nominee, as the case may be, will be considered the sole holder of Debt Securities represented by such global Debt Securities for the purposes of receiving payment on such global Debt Securities, receiving notices and for all other purposes under the applicable Indenture and such global Debt Securities. Except as provided above, owners of beneficial interests in global Debt Securities of a series will not be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the holders thereof for any purpose under the applicable Indenture. Accordingly, each person owning a beneficial interest in a global Debt Security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in such a global Debt Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in a prospectus supplement relating to Debt Securities of a series to be issued as global Debt Securities, DTC will be the depositary. DTC has advised the Company that it is a limited-purpose trust company organized under the law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters, dealers or agents with respect to the Debt Securities), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant either directly or indirectly.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for our common stock, preferred stock, or other debt securities will be set forth in the applicable prospectus supplement and a supplemental indenture. Those terms may include provisions for conversion or exchange, whether mandatory, at the option of the holders or at our option.

Trustee

U.S. Bank National Association is Senior Trustee for Debt Securities issued under the Senior Indenture. The Subordinated Trustee for Debt Securities issued under the Subordinated Indenture will be identified in the related prospectus supplement. The Senior Trustee is one of several banks which provide credit and banking services to the Company.

PLAN OF DISTRIBUTION

The Company may sell the securities described in this prospectus in any of the following ways:

(1) through underwriters or dealers;

(2) directly to one or more purchasers;

(3) through agents; or

(4) through a combination of any such methods of sale.

We may distribute debt securities from time to time in one or more transactions at (1) a fixed price or prices, which may be changed, (2) at market prices prevailing at the time of sale, (3) at prices related to such market prices, or (4) at negotiated prices.

Any underwriters, dealers or agents may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. The prospectus supplement with respect to the securities being offered thereby will set forth the terms of the offering of such securities, including the name or names of any underwriters or agents, the purchase price of such securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting underwriters’ compensation under the Securities Act of 1933, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates (which may be represented by managing underwriters designated by the Company), or directly by one or more underwriters acting alone. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the securities offered thereby will be subject to certain customary conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be sold directly by the Company or through agents designated by the Company from time to time. The prospectus supplement with respect to any securities sold in this manner will set forth the name of any agent involved in the offer or sale of the securities as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

If dealers are utilized in the sale of any securities, the Company will sell the securities to the dealers, as principals. Any dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered thereby.

If so indicated in the prospectus supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from the Company at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for the solicitation of such contracts.

We may from time to time offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold. Such a bidding or ordering system may present to each bidder, on a real-time basis, relevant information to assist you in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Typically the clearing spread will be indicated as a number of basis points above an index treasury note. Other pricing methods may also be used. Upon completion of such an auction process securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of Internet auction or pricing and allocation systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of debt securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement. If an offering is made using such bidding or ordering system you should review the auction rules, as described in the prospectus supplement, for a more detailed description of such offering procedures.

We may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase debt securities from us pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of the debt securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

In connection with the offering of the securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot in connection with the offerings of the securities, creating a syndicate short position. In addition, underwriters may bid for, and purchase, securities in the open market to cover syndicate shorts or to stabilize the price of the securities. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the securities in the offering of the securities, if the syndicate repurchases previously distributed securities in syndicate covering transactions, syndicate transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the securities above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

It has not been determined whether any securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any securities. The Company cannot predict the activity of trading in, or liquidity of, any securities.

Agents, underwriters and dealers may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

In connection with the original issuance of debt securities issued as bearer securities, in order to meet the requirements set forth in U.S. Treasury Regulation Section 1.163-5(c)(2)(i)(D), each underwriter, dealer and agent will agree to certain restrictions in connection with the original issuance of such debt securities. Such restrictions will be described in the applicable prospectus supplement.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for the Company by Cahill Gordon & Reindel LLP, New York, New York, and for the agents, underwriters and dealers by Davis Polk & Wardwell LLP of New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC and our common stock is listed on the New York Stock Exchange under the symbol “PX.” Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities that may be offered. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, parts of which are omitted in accordance with the rules and regulations of the SEC. For more information about us and the securities, you should see the registration statement and its exhibits and schedules. Any statement made in this prospectus concerning the provisions of documents is a summary and you should refer to the copy of that document filed as an exhibit to the registration statement with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering of the securities to which this prospectus relates, provided that information furnished and not filed by us under any item of any Current Report on Form 8-K including the related exhibits is not incorporated by reference.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

•	The information responsive to part III of Form 10-K for the fiscal year ended December 31, 2011 provided in our Proxy Statement on Schedule 14A dated March 14, 2012.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012.

•	Current Reports on Form 8-K filed on January 25, 2012 (Items 5.02 and 8.01 only), February 6, 2012, April 30, 2012, May 16, 2012 and August 2, 2012.

•

The description of the Company’s capital stock set forth under the caption “Item 11. Description of Registrant’s Securities to be Registered” in the Company’s Registration Statement on Form 10 dated March 10, 1992 as amended by the Company’s Form 8 dated May 22, 1992, Form 8 dated June 9, 1992 and Form 8 dated June 12, 1992.

You may request a copy of any or all of the documents that we have incorporated by reference at no cost by requesting in writing, by telephone or via the Internet at:

Praxair, Inc.

39 Old Ridgebury Road

Danbury, Connecticut 06810-5113

Attn: Assistant Corporate Secretary

Telephone: (203) 837-2000

www.praxair.com

Information on our Internet website is not part of this prospectus.